Exhibit 32.1

Certification*

In connection with the Quarterly Report of Transderm Laboratories Corporation, (the “Company”), on Form 10-QSB for the three months ending June 30, 2007 as filed with the Securities and Exchange Commission on the date hereof (the “Periodic Report”) pursuant to the requirement set forth in Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C.§ 1350), Ronald J. Burghauser, acting principal executive officer and Chief Financial Officer of the Company, hereby certify that, to the best of my knowledge:

1. The Periodic Report fully complies with the requirements of Section 13(a) or Section 15(d) of the Exchange Act, and

2. The information contained in the Periodic Report fairly presents, in all material respects, the financial condition and results of operations of the Company for the period covered by the Periodic Report.

Date: June 3, 2008	By:	/s/ Ronald J. Burghauser
Ronald J. Burghauser
Acting Principal Executive Officer and
Principal Financial Officer

* This certification accompanies the Periodic Report to which it relates, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of Transderm Laboratories Corporation under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Periodic Report), irrespective of any general incorporation language contained in such filing.